Exhibit 99.3

Utz Brands Holdings, LLC and Subsidiaries
(formerly UM-U Intermediate, LLC)
CONSOLIDATED BALANCE SHEETS

June 28, 2020 and December 29, 2019
(In thousands)

	June 28,	December 29,
	2020	2019
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$9,971	$15,053
Accounts receivable, less allowance of $1,624 and $1,353, respectively	122,921	106,816
Inventories, net	54,472	50,894
Prepaid expenses and other assets	5,718	4,563
Current portion of notes receivable	6,811	6,754
Total current assets	199,893	184,080

Non-current Assets
Property, plant and equipment, net	166,201	171,717
Goodwill	207,456	202,407
Intangible assets, net	185,313	184,014
Non-current portion of notes receivable	24,810	28,636
Other assets	7,342	7,693
Total non-current assets	591,122	594,467
Total assets	$791,015	$778,547

LIABILITIES AND (DEFICIT) EQUITY

Current Liabilities
Current portion of term debt	$6,204	$6,299
Current portion of other notes payable	9,194	7,984
Accounts payable	56,150	49,028
Accrued expenses and other	49,736	44,206
Total current liabilities	121,284	107,517

Non-current portion of term debt	631,951	633,826
Non-current portion of other notes payable	27,749	31,800
Non-current accrued expenses and other	25,885	19,633
Deferred tax liability	22,367	19,123
Total non-current liabilities	707,952	704,382
Total liabilities	829,236	811,899

Commitments and Contingencies

(Deficit) Equity
Members' (deficit) equity	(31,712)	(27,446)
Accumulated other comprehensive (loss) income	(6,509)	1,408
Total members' (deficit) equity	(38,221)	(26,038)
Noncontrolling interest	-	(7,314)
Total (deficit) equity	(38,221)	(33,352)
Total liabilities and (deficit) equity	$791,015	$778,547

The accompanying notes are an integral part of these consolidated financial statements.

Utz Brands Holdings, LLC and Subsidiaries
(formerly UM-U Intermediate, LLC)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the fiscal periods ended June 28, 2020 and June 30, 2019
(In thousands)
(Unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	June 28,	June 30,	June 28,	June 30,
	2020	2019	2020	2019
Net sales	$241,977	$188,432	$470,006	$366,844

Cost of goods sold	157,096	126,617	305,111	248,497

Gross profit	84,881	61,815	164,895	118,347

Selling and administrative expenses
Selling	49,598	36,324	97,931	73,460
Administrative	18,484	10,082	38,424	23,476

Total selling and administrative expenses	68,082	46,406	136,355	96,936

Gain on sale of assets
Gain on disposal of property, plant and equipment	25	287	93	1,016
Gain on sale of routes, net	627	2,798	1,031	5,240

Total gain on sale of assets	652	3,085	1,124	6,256

Income from operations	17,451	18,494	29,664	27,667

Other (expense) income
Interest expense	(9,987)	(12,851)	(19,630)	(25,395)
Other income (expense)	259	(1,337)	839	(204)

Other expense, net	(9,728)	(14,188)	(18,791)	(25,599)

Income before taxes	7,723	4,306	10,873	2,068

Income tax expense	1,171	1,389	2,629	1,766

Net income	6,552	2,917	8,244	302

Net income attributable to noncontrolling interest	-	(715)	-	(1,420)

Net income (loss) attributable to controlling interest	$6,552	$2,202	$8,244	$(1,118)

Other comprehensive loss:

Interest rate swap	(709)	-	(7,917)	-

Comprehensive income (loss)	$5,843	$2,202	$327	$(1,118)

The accompanying notes are an integral part of these consolidated financial statements.

Utz Brands Holdings, LLC and Subsidiaries
(formerly UM-U Intermediate, LLC)
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

For the fiscal periods ended June 28, 2020 and June 30, 2019
(In thousands)
(Unaudited)

		Accumulated
	Members’	Other		Total
	(Deficit)	Comprehensive	Noncontrolling	(Deficit)
	Equity	(Loss) Income	Interest	Equity
Balance at December 30, 2018	$(119,971)	$-	$(11,345)	$(131,316)

Net (loss) income	(3,320)	-	705	(2,615)

Distributions to members and noncontrolling interest	(1,400)	-	(517)	(1,917)

Balance at March 31, 2019	$(124,691)	$-	$(11,157)	$(135,848)

Net income	2,202	-	715	2,917

Distributions to members and noncontrolling interest	(2,091)	-	(822)	(2,913)

Balance at June 30, 2019	$(124,580)	$-	$(11,264)	$(135,844)

Balance at December 29, 2019	$(27,446)	$1,408	$(7,314)	$(33,352)

Net income	1,692	-	-	1,692

Other comprehensive loss	-	(7,208)	-	(7,208)

Merger of noncontrolling interest	(7,314)		7,314	-

Distributions to members	(2,657)	-	-	(2,657)

Balance at March 29, 2020	$(35,725)	$(5,800)	$-	$(41,525)

Net income	6,552	-	-	6,552

Other comprehensive loss	-	(709)	-	(709)

Distributions to members	(2,539)	-	-	(2,539)

Balance at June 28, 2020	$(31,712)	$(6,509)	$-	$(38,221)

The accompanying notes are an integral part of these consolidated financial statements.

Utz Brands Holdings, LLC and Subsidiaries
(formerly UM-U Intermediate, LLC)
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the fiscal periods ended June 28, 2020 and June 30, 2019
(In thousands)
(Unaudited)

	Twenty-six weeks ended
	June 28,	June 30,
	2020	2019
Cash flows from operating activities
Net income	$8,244	$302
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	17,947	13,746
Gain on disposal of property and equipment	(93)	(1,016)
Gain on sale of routes	(1,031)	(5,240)
Deferred taxes	2,239	1,766
Deferred financing costs	1,306	1,038
Changes in assets and liabilities:
Accounts receivable, net	(15,368)	(4,668)
Inventories, net	(3,288)	(117)
Prepaid expenses and other assets	(2,573)	(2,075)
Accounts payable and accrued expenses and other	12,930	(13,059)
Net cash provided by (used in) operating activities	20,313	(9,323)

Cash flows from investing activities
Acquisitions, net of cash acquired	(8,816)	-
Purchases of property and equipment	(8,350)	(7,685)
Purchases of intangibles	(650)	-
Proceeds on sale of property and equipment	533	2,550
Proceeds from sale of routes	2,748	2,280
Proceeds on the sale of IO notes	-	29,163
Notes receivable, net	(3,476)	(2,678)
Net cash (used in) provided by investing activities	(18,011)	23,630

Cash flows from financing activities
Borrowings on term debt and notes payable	2,650	-
Repayments on term debt and notes payable	(4,838)	(5,213)
Distributions to members	(5,196)	(3,491)
Distribution to noncontrolling interest	-	(1,339)
Net cash used in financing activities	(7,384)	(10,043)

Net (decrease) increase in cash and cash equivalents	(5,082)	4,264

Cash and cash equivalents at beginning of year	15,053	6,914

Cash and cash equivalents at end of period	$9,971	$11,178

The accompanying notes are an integral part of these consolidated financial statements.

Utz Brands Holdings, LLC and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – The accompanying unaudited consolidated financial statements comprise the financial statements of the Company and its wholly owned subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial statements and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission. They do not include all information and notes required by US GAAP for annual financial statements. However, except as disclosed herein, there has been no material changes in the information disclosed in the Notes to Consolidated Financial Statements included in the Company’s financial statements for the year ended December 29, 2019. The balance sheet as of December 29, 2019 has been derived from the audited combined financial statements as of and for the year ended December 29, 2019.  In the opinion of management, such financial information reflects all normal and recurring adjustments necessary for a fair presentation of the financial position and the results of operations for such interim periods in accordance with the US GAAP. Operating results for the interim period are not necessarily indicative of the results that may be expected for any future period or for the full year.  The consolidated interim financial statements, including our significant accounting policies, should be read in conjunction with the audited combined financial statements and notes thereto for the year ended December 29, 2019.

The statements include the accounts of consolidated Utz Brands Holdings, LLC (“Utz Brands Holdings” or “the Company”) formerly UM-U Intermediate, LLC (“Intermediate U”), which includes the accounts of its wholly-owned subsidiary, Utz Quality Foods, LLC (“UQF”). UQF is consolidated with its wholly-owned subsidiaries: UTZTRAN, LLC; Heron Holding Corporation (“Heron”), with its wholly-owned subsidiaries Golden Flake Snack Foods, Inc. (“Golden Flake”), Inventure Foods, Inc. and its subsidiaries (“Inventure”), and Kitchen Cooked Inc. (“Kitchen Cooked”); Kennedy Endeavors, LLC (“Kennedy”); and GH Pop Holdings, LLC, with its wholly-owned subsidiaries Good Health Natural Products, LLC (“Good Health”), Condor Snack Foods, LLC, and Snikiddy, LLC (“Snikiddy”).

SRS Leasing LLC and its subsidiaries (“SRS”) were companies formed to acquire, hold and lease real estate to UQF. In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation of Variable Interest Entities, UQF was determined to be the primary beneficiary of SRS, an entity under common ownership. The accounts of SRS have been consolidated with those of UQF as of and for the fiscal year ended December 29, 2019. On December 30, 2019, the first day of the fiscal quarter of 2020, SRS Leasing LLC and its subsidiaries (“SRS”) were merged into UQF with UQF surviving the transaction. The (deficit) equity of SRS was presented on the noncontrolling interest line of the consolidated balance sheet as of December 29, 2019 and was moved to members’ (deficit) equity on December 30, 2019, the date of the merger.

Rice Investments, L.P. (“RILP”) was formed as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act on January 30, 2004 for the purpose of acquiring, owning, managing, and selling or otherwise disposing of intellectual property (namely trade names) that are used by UQF. RILP had one general partner, UQF, and one limited partner, UM-R Intermediate, LLC (“Intermediate R”). UQF, in accordance with ASC 810, was determined to be the primary beneficiary of RILP, an entity under common ownership. The accounts of RILP have been consolidated with those of UQF as of and for the fiscal year ended December 29, 2019. On December 30, 2019 Intermediate R was merged with Intermediate U with Intermediate U surviving the transaction. Finally, and immediately following that merger, RILP merged with UQF, with UQF being the surviving entity and Intermediate U remaining the sole member of UQF. Prior to these mergers the statements of SRS, RILP, and Intermediate R were combined within the statements of Intermediate U.

On March 18, 2020, Intermediate U changed its name to Utz Brands Holdings, LLC upon filing a Certificate of Amendment with the Secretary of State of the State of Delaware.

Utz Brands Holdings, LLC and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

All intercompany transactions and balances have been eliminated in combination/consolidation.

Operating Entities	Holding Entities

Utz Quality Foods, LLC UTZTRAN, LLC Golden Flake Snack Foods, Inc.	Utz Brands Holdings, LLC GH Pop Holdings, LLC Heron Holding Corporation
Inventure Foods, Inc. and its subsidiaries
Kennedy Endeavors, LLC Good Health Natural Products, LLC
Condor Snack Foods, LLC
Snikiddy, LLC Kitchen Cooked, Inc.

Operations – Utz Brands Holdings through its wholly owned subsidiary UQF, is a premier producer, marketer and distributor of snack food products since 1921. The Company has steadily expanded its reach to where it now sells products to supermarkets, mass merchants, club stores, dollar and discount stores, convenience stores, independent grocery stores, drug stores, food service, vending, military, and other channels in most regions of the United States through routes to market that include direct-store-delivery, direct to warehouse, and third-party distributors.

With the acquisition of Golden Flake in September 2016, Inventure in December 2017 and Kennedy in October 2019, the Company expanded its national production and distribution capabilities. The Company manufactures and distributes a full line of high-quality salty snack items, such as potato chips, pretzels, cheese balls, fried pork skins, party mixes, tortilla chips, and popcorn. The Company also sell dips, crackers, dried meat products and other snack food items packaged by other manufacturers.

Membership Units – The limited liability company agreement of Utz Brands Holdings was entered into on September 19, 2016 between Utz Brands Holdings and Series U of UM Partners, LLC, a series of Delaware limited liability company (“Series U”), with Series U as the initial sole member of Utz Brands Holdings. The limited liability company agreement allows for the admission of one or more additional members with the consent of the Board. As of June 28, 2020, Series U and Series R were the only members of Utz Brands Holdings.

All distributions of cash or assets of the Company, including liquidating distributions, will be made at the Board’s discretion.

Income Taxes – The Company accounts for income taxes pursuant to the asset and liability method of ASC 740, Income Taxes, which requires it to recognize current tax liabilities or receivables for the amount of taxes it estimates are payable or refundable for the current year, and deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts and their respective tax bases of assets and liabilities and the expected benefits of net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period enacted. A valuation allowance is provided when it is more likely than not that a portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible.

The Company follows the provisions of ASC 740-10 related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740-10 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.

Utz Brands Holdings, LLC and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The benefit of tax positions taken or expected to be taken in the Company’s income tax returns is recognized in the financial statements if such positions are more likely than not of being sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized (or amount of net operating loss carryover or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740-10. Interest costs and related penalties related to unrecognized tax benefits are required to be calculated, if applicable. The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as selling and administrative expenses. As of June 28, 2020 and December 29, 2019, no liability for unrecognized tax benefits was required to be reported. The Company does not expect any significant changes in its unrecognized tax benefits in the next fiscal year.

Distribution Route Acquisition and Sale Transactions – The Company acquires and sells distribution routes as a part of the Company’s maintenance of its direct-store delivery (“DSD”) network. As new independent operators (“IOs”) are identified, the Company either sells its newly-created or existing Company-managed routes to the IOs or sells routes that were previously acquired by the Company to the IOs. Gain/loss from the sale of a distribution route is recorded upon the completion of the sale transaction, and is calculated based on the difference between the sale price of the distribution route and the asset carrying value of the distribution route as of the date of sale. The Company records intangible assets for distribution routes that it purchases based on the payment that the Company makes to acquire the route, and records the purchased distribution routes as indefinite-lived intangible assets under FASB ASC 350, Intangibles – Goodwill and Other. The indefinite lived intangible assets are subject to annual impairment testing.

Goodwill and Other Identifiable Intangible Assets – The Company allocates the cost of acquired companies to the identifiable tangible and intangible assets acquired and liabilities assumed, with the remaining amount classified as goodwill. The identification and valuation of these intangible assets and the determination of the estimated useful lives at the time of acquisition, as well as the completion of impairment tests, require significant management judgments and estimates. These estimates are made based on, among other factors, review of projected future operating results and business plans, economic projections, anticipated highest and best use of future cash flows and the cost of capital. The use of alternative estimates and assumptions could increase or decrease the estimated fair value of goodwill and other intangible assets, and potentially result in a different impact to the Company’s results of operations. Further, changes in business strategy and/or market conditions may significantly impact these judgments and thereby impact the fair value of these assets, which could result in an impairment of the goodwill or intangible assets.

Finite-lived intangible assets consist of distribution/customer relationships, technology, and trademarks. These assets are being amortized over their estimated useful lives. Finite-lived intangible assets are tested for impairment only when management has determined that potential impairment indicators are present.

Goodwill and other indefinite-lived intangible assets (including certain trade names, master distribution rights and IO routes) are not amortized but are tested for impairment at least annually and whenever events or circumstances change that indicate impairment may have occurred. The Company tests goodwill for impairment at the reporting unit level. The Company has identified the existing snack food operations as its sole reporting unit.

As the Company has early adopted the FASB issued Accounting Standards Updated (“ASU”) No. 2017-04, Intangibles - Goodwill and Other (“Topic 350”): Simplifying the Test for Goodwill Impairment, the Company would be required to record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value.

ASU No. 2017-04, Topic 350, also permits an entity to first assess qualitative factors to determine whether it is necessary to perform quantitative impairment tests for goodwill and indefinite-lived intangibles. If an entity believes, as a result of each qualitative assessment, it is more likely than not that goodwill or an indefinite-lived intangible asset is not impaired, a quantitative impairment test is not required.

Utz Brands Holdings, LLC and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Revenue Recognition – The Company’s revenues primarily consist of the sale of salty snack items to customers, including supermarkets, mass merchants, club stores, dollar and discount stores, convenience stores, independent grocery stores, drug stores, food service, vending, military, and other channels. The Company sells its products in most regions of the United States primarily through its DSD network, direct to warehouse shipments, and third-party distributors. These revenue contracts generally have a single performance obligation. Revenue, which includes shipping and handling charges billed to the customer, is reported net of variable consideration and consideration payable to customers, including applicable discounts, returns, allowances, trade promotion, consumer coupon redemption, unsaleable product, and other costs. Amounts billed and due from customers are classified as accounts receivables and require payment on a short-term basis and, therefore, the Company does not have any significant financing components.

The Company recognizes revenue when (or as) performance obligations are satisfied by transferring control of the goods to customers. Control is transferred upon delivery of the goods to the customer. Shipping and/or handling costs that occur before the customer obtains control of the goods are deemed to be fulfillment activities and are accounted for as fulfillment costs. Applicable shipping and handling are included in customer billing and are recorded as revenue as the products’ control is transferred to customers. The Company assesses the goods promised in customer purchase orders and identifies a performance obligation for each promise to transfer a good that is distinct.

The Company offers various forms of trade promotions and the methodologies for determining these provisions are dependent on local customer pricing and promotional practices, which range from contractually fixed percentage price reductions to provisions based on actual occurrence or performance. The Company’s promotional activities are conducted either through the retail trade or directly with consumers and include activities such as in store displays and events, feature price discounts, consumer coupons, and loyalty programs. The costs of these activities are recognized at the time the related revenue is recorded, which normally precedes the actual cash expenditure. The recognition of these costs therefore requires management judgment regarding the volume of promotional offers that will be redeemed by either the retail trade or consumer. These estimates are made using various techniques including historical data on performance of similar promotional programs. The Company has reserves in place of $15.1 million as of June 28, 2020 and $16.4 million as of December 29, 2019. Differences between estimated expense and actual redemptions are recognized as a change in management estimate as actual redemptions are incurred.

Business Combinations – The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not the Company has acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.

The Company uses the acquisition method of accounting for acquired businesses. Under the acquisition method, the Company’s financial statements reflect the operations of an acquired business starting from the completion of the acquisition. The assets acquired and liabilities assumed are recorded at their respective estimated fair values at the date of the acquisition. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired is recorded as goodwill.

Use of Estimates – Management uses estimates and assumptions in preparing the consolidated financial statements in accordance with U.S. GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Examples include sales and promotional allowances, customer returns, allowances for doubtful accounts, inventory valuations, useful lives of fixed assets and related impairment, long-term investments, hedge transactions, goodwill and intangible asset valuations and impairments, incentive compensation, income taxes, self-insurance, contingencies and litigation. Actual results could vary materially from the estimates that were used.

Utz Brands Holdings, LLC and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Recently Issued Accounting Standards – In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes. This ASU is intended to simplify various aspects related to accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and clarifying certain aspects of the current guidance to promote consistency among reporting entities. For non-public business entities, ASU 2019-12 is effective for annual periods beginning after December 15, 2021 and interim periods within those annual periods, with early adoption permitted. An entity that elects early adoption must adopt all the amendments in the same period. Most amendments within this ASU are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company is currently evaluating the impact of the new standard on the Company’s consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which requires a lessee to recognize in its balance sheet an asset and liability for most leases with a term greater than 12 months. Lessees should recognize a liability to make lease payments and a right-of-use asset representing the lessee’s right to use the underlying asset for the lease term. On June 3, 2020, the FASB deferred the effective date of ASC 842 for private companies to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements, but believes that there will be assets and liabilities recognized on the Company’s consolidated balance sheet and an immaterial impact on the Company’s consolidated statements of operations.

In June 2016, ASU No. 2016-13 Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (“Topic 326”) was issued. This ASU requires entities to measure the impairment of certain financial instruments, including accounts receivables, based on expected losses rather than incurred losses. For non-public business entities, this ASU is effective for fiscal years beginning after December 15, 2022, with early adoption permitted, and will be effective for the Company beginning in 2023. The Company is currently evaluating the impact of the new standard on the Company’s consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (“Topic 848”): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance for a limited period of time to ease the potential burden in accounting for reference rate reform on financial reporting. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. The amendments of this ASU should be applied on a prospective basis. The Company is currently evaluating the effects adoption of this guidance will have on the consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (“Subtopic 350-40”): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). For non-public business entities, this ASU is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. The Company adopted Subtopic 350-40 on the first day of fiscal 2020, and the adoption of this standard did not have a material impact on the consolidated financial statements.

Utz Brands Holdings, LLC and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

2. ACQUISITIONS

Kitchen Cooked

On November 19, 2019 the Company entered into a stock purchase agreement to acquire all of the outstanding shares of common stock of Kitchen Cooked, an Illinois corporation. The Company acquired Kitchen Cooked to expand its distribution and production capacity in Illinois and the surrounding area.

The Company closed the acquisition of Kitchen Cooked on December 30, 2019. At the closing, the Company made a cash payment of $6.9 million and recorded $2.0 million in deferred payment obligations for the acquisition of the outstanding shares of Kitchen Cooked as well as certain real estate supporting its operations. The $2.0 million in deferred payments are payable in installments of $1.0 million each on the first two anniversaries following the closing, with $1.0 million payable within fiscal year 2020 and $1.0 million payable within fiscal year 2021.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the Kitchen Cooked acquisition date:

(in thousands)
Purchase consideration	$8,946
Assets acquired:
Cash	130
Accounts receivable	737
Inventory, net	291
Prepaid expenses and other assets	37
Income tax prepayments	212

Property, plant and equipment	672
Other assets	255
Trademarks	1,623
Customer relationships	2,109
Total assets acquired:	6,066
Liabilities assumed:
Accounts payable	173
Accrued expenses	2
Deferred tax liability	1,005
Total liabilities assumed:	1,180
Net identifiable assets acquired	4,886
Goodwill	$4,060

As of June 28, 2020, the purchase price allocation has not been finalized.

The Company has determined that all the acquired customer relationships and trademarks will be amortized over a period of 15 years on a straight-line basis commensurate with the acquisition date expectations for the economics that are to be provided by the trademarks and customer relationships. The goodwill of $4.1 million arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations and intangible assets that do not qualify for separate recognition. None of the goodwill recognized is expected to be deductible for income tax purposes.

The following unaudited pro forma financial information presents the results of operations for the thirteen weeks and twenty-six weeks ended June 30, 2019, as if the acquisition of Kitchen Cooked had occurred on December 31, 2018, the beginning of fiscal year 2019. These unaudited pro forma results may not necessarily reflect the actual results of operations that would have been achieved, nor are they necessarily indicative of future results of operations.

Utz Brands Holdings, LLC and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands)	Thirteen weeks ended June 30, 2019	Twenty-six weeks ended June 30, 2019
	(unaudited)
Pro forma net sales	$2,135	$4,090
Pro forma net loss	82	47

There were no material adjustments to the pro forma results.

3. INVENTORIES

Inventories consisted of the following:

	June 28,	December 29,
(in thousands)	2020	2019
Finished goods	$27,686	$24,447
Raw materials	21,793	22,122
Maintenance parts	5,206	4,575
	54,685	51,144
Less: inventory reserve	(213)	(250)
Total inventories	$54,472	$50,894

4. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consisted of the following:

	June 28,	December 29,
(in thousands)	2020	2019
Land	$14,970	$14,970
Buildings	105,476	104,736
Machinery and equipment	297,089	297,666
Land improvements	1,174	1,174
Building improvements	4,057	3,561
Construction-in-progress	9,901	7,341
	432,667	429,448
Less: accumulated depreciation	(266,466)	(257,731)
Property, plant and equipment, net	$166,201	$171,717

During the fiscal quarter ended March 29, 2020 a $1.0 million measurement period adjustment was made to reduce construction-in-progress and increase goodwill related to the Kennedy opening balance sheet.

Depreciation expense was $7.1 million and $5.5 million for the fiscal quarters ended June 28, 2020 and June 30, 2019, respectively and $14.1 million and $11.0 million for the twenty-six weeks ended June 28, 2020 and June 30, 2019, respectively.

Utz Brands Holdings, LLC and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

5. GOODWILL AND INTANGIBLE ASSETS, NET

A rollforward of goodwill is as follows:

(in thousands)
Balance as of December 29, 2019	$202,407
Acquisition of Kitchen Cooked	3,136
Kennedy acquisition adjustment	989
Balance as of March 29, 2020	$206,532
Kitchen Cooked acquisition adjustment	924
Balance as of June 28, 2020	$207,456

For the first fiscal quarter 2020, the change to goodwill was attributable to the acquisition of Kitchen Cooked and a measurement period adjustment to the Kennedy opening balance sheet. For the second fiscal quarter 2020, the change to goodwill was attributable to a measurement period adjustment to the Kitchen Cooked opening balance sheet.

Intangible assets, net, consisted of the following:

	June 28,	December 29,
(in thousands)	2020	2019
Subject to amortization:
Distributor/customer relationships	$109,209	$107,100
Technology	1,250	1,250
Trademarks	24,233	22,610
Unfavorable lease	(85)	(85)
Amortizable assets, gross	134,607	130,875
Accumulated amortization	(24,258)	(20,425)
Amortizable assets, net	110,349	110,450

Not subject to amortization
Trade names	67,230	66,580
Master distribution rights	4,677	4,677
IO routes	3,057	2,307
Intangible assets, net	$185,313	$184,014

Amortizable trademark intangible assets increased by $1.6 million and distributor/customer relationships increased by $2.1 million during the first quarter of fiscal 2020 due to the acquisition of Kitchen Cooked. Trade names increased by $0.7 million due to the purchase of the rights to San Francisco Pretzel intellectual property. There were no other changes to intangible assets during the thirteen weeks ended June 28, 2020 other than that which arises from the regular buying and selling or IO routes and amortization.

Amortization of the distributor/customer relationships, technology, trademarks, and unfavorable lease amounted to $1.9 million and $1.4 million for the thirteen weeks ended June 28, 2020 and June 30, 2019, respectively and $3.8 million and $2.8 million for the twenty-six weeks ended June 28, 2020 and June 30, 2019, respectively. Amortization expense is classified in administrative expenses on the consolidated statements of operations and comprehensive income (loss).

Utz Brands Holdings, LLC and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

6. NOTES RECEIVABLE

The Company has undertaken a program in recent years to sell company-managed DSD distribution routes to IOs. Contracts are executed between the Company and the IO for the sale of the product distribution route, including a note in favor of the Company, in certain cases. The notes bear interest at rates ranging from 5.07% to 8.55% with terms ranging generally from one to ten years. The notes receivable balances due from IOs at June  28, 2020 and December 29, 2019 totaled $30.7 million and $34.0 million, respectively. Of the balance at June 28, 2020 and December 29, 2019, $28.3 million and $33.7 million, respectively relates to corresponding notes payable, as discussed in further detail within “Note 8. Long-Term Debt”.

Other notes receivable totaled $0.9 million and $1.4 million as of June 28, 2020 and December 29, 2019, respectively.

7. ACCRUED EXPENSES AND OTHER

Accrued expenses and other consisted of the following:

	June 28,	December 29,
(in thousands)	2020	2019
Accrued compensation and benefits	$16,451	$14,198
Accrued contingencies	2,475	2,304
Insurance liabilities	7,518	7,880
Accrued interest	3,394	4,184
Accrued freight and manufacturing	3,700	4,930
Accrued sales tax	1,300	1,300
Short term interest rate hedge liability	2,978	-
Other accrued expenses	11,920	9,410
Total accrued expenses and other	$49,736	$44,206

8. LONG-TERM DEBT

Revolving Credit Facility

On November 21, 2017, the Company entered into an asset based revolving credit facility (the “ABL Facility”) in an initial aggregate principal amount of $100.0 million. The facility was set to expire on the fifth anniversary of closing, or November 21, 2022. On April 1, 2020, was amended to increase the credit limit up to $116.0 million and to extend the maturity through August 22, 2024. No amounts were outstanding under this facility as of June 28, 2020 or December 29, 2019. Availability under the ABL Facility is based on a monthly accounts receivable and inventory borrowing base certification, which is net of outstanding letters of credit. As of June 28, 2020 and December 29, 2019, $101.9 million and $83.0 million, respectively, was available for borrowing, net of letters of credit. The facility bears interest at an annual rate based on LIBOR plus an applicable margin (ranging from 1.5% to 2.0%) or the prime rate plus an applicable margin (ranging from 0.5% to 1.0%). Under the Prime rate, had there been outstanding balances, the interest rate on the facility as of June 28, 2020 and June 30, 2019 would have been 3.75% and 6.00%, respectively. Had there been outstanding balances and the Company elected to use the LIBOR rate, the interest rate on the facility as of June 28, 2020 and June 30, 2019 would have been 1.66% and 3.87%, respectively. The facility is also subject to unused line fees (0.5% at June 28, 2020) and other fees and expenses. The Company incurred interest of $0.2 million related to the revolving credit facility during each of the fiscal quarters ended June 28, 2020 and June 30, 2019 and $0.4 million and $0.5 million during the twenty-six weeks ended June 28, 2020 and June 30, 2019, respectively.

Standby letters of credit in the amount of $14.1 million have been issued as of June 28, 2020 and December 29, 2019. The standby letters of credit are primarily issued for insurance purposes.

Utz Brands Holdings, LLC and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Term Loans

On November 21, 2017, the Company entered into a First Lien Term Loan Credit Agreement (the “First Lien Term Loan”) in a principal amount of $535.0 million and a Second Lien Term Loan Credit Agreement (the “Second Lien Term Loan”, and collectively with the First Lien Term Loan, the “Term Loans”) in a principal amount of $125.0 million. The proceeds of the Term Loans were used to refinance the Company’s January 2017 credit facility and fund the acquisition of Inventure and the repurchase of the Class A Common Units held by a minority investor.

The First Lien Term Loan requires quarterly principal payments of $1.3 million beginning March 2018, with a balloon payment due for any remaining balance on the seventh anniversary of closing, or November 21, 2024. The First Lien Term Loan bears interest at an annual rate based on either LIBOR plus an applicable margin of 3.5%, or prime rate plus an applicable margin of 2.5%. The interest rate on the First Lien Term Loan as of June 28, 2020 and June 30, 2019 was 3.67% and 5.94%, respectively.

The Company incurred closing and other costs associated with the Term Loans, which were allocated to each loan on a specific identification basis based on original principal amounts. Finance fees allocated to the First Lien Term Loan and the Second Lien Term Loan were $10.7 million and $4.1 million, respectively, which are presented net within “non-current portion of debt” on the consolidated balance sheets. Deferred fees are amortized ratably over the respective lives of each term loan. Deferred fees associated with the term loans under the January 2017 credit agreement were fully expensed during 2017.

On October 1, 2019, the Company repaid the Second Lien Term Loan with the proceeds of the sale of preferred and common units by Series U, Series R, and SRS. The Company accounted for the repayment of the Second Lien Term Loan as a debt extinguishment as the investors who purchased the preferred stock and common units were not parties to the Second Lien Term Loan. The total repayment was $126.3 million, and resulted in a loss on early extinguishment of approximately $4.3 million.

Separately, on October 21, 2019, the Company entered into a Senior Secured First Lien Floating Rate Note (the “Secured First Lien Note”) in a principal amount of $125.0 million. Proceeds from the Secured First Lien Note were used primarily to finance the Kennedy acquisition. The Secured First Lien Note requires quarterly interest payments, with a repayment of principal on the maturity date of November 21, 2024. The Secured First Lien Note bears interest at an annual rate based on LIBOR plus an applicable margin of 5.3%. The interest rate on the Secured First Lien Note as of June 28, 2020 was 6.7%.

The First Lien Term Loan, the Secured First Lien Note and the ABL Facility are collateralized by substantially all of the assets and liabilities of the Company. The credit agreements contain certain affirmative and negative covenants as to operations and the financial condition of the Company. The Company was in compliance with its financial covenant as of June 28, 2020.

Other Notes Payable and Capital Leases

During the first fiscal quarter of 2020, the Company closed on the acquisition of Kitchen Cooked, as described in “Note 2” the acquisition included a deferred purchase price of $2.0 million. Additionally, during the first fiscal quarter of 2020, the Company purchased intellectual property that include a deferred purchase price of $0.5 million.

Amounts outstanding under notes payable consisted of the following:

(in thousands)	June 28, 2020	December 29, 2019
Deferred purchase price	$2,530	$-
Note payable – IO notes	28,308	33,700
Capital lease	6,102	6,055
Other	3	29
Total notes payable	36,943	39,784
Less: current portion	(9,194)	(7,984)
Long term portion of notes payable	$27,749	$31,800

Utz Brands Holdings, LLC and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

In 2019, the Company sold $33.2 million of notes receivable on its books for $34.1 million in a series of transactions to a financial institution. Due to the structure of the transaction, the sale did not qualify for sale accounting treatment and the Company has recorded the notes payable obligation owed by the IOs to the financial institution on its books; the corresponding notes receivable also remained on the Company’s books. The Company services the loans for the financial institution by collecting principal and interest from the IOs and passing it through to the institution. The underlying notes have various maturity dates through December 2028. The Company partially guarantees the outstanding loans, as discussed in further detail within “Note 12. Contingencies”. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.

Interest expense for the thirteen weeks ended June 28, 2020 was $10.0 million, $8.7 million of which was related to the Company’s credit facility and other long-term debt, $0.7 million of which was related to amortization of deferred financing fees, and $0.6 million of which was related to IO loans. Interest expense for the thirteen weeks ended June 30, 2019 was $12.8 million, $11.7 million of which was related to the Company’s credit facility and other long-term debt, $0.5 million of which was related to amortization of deferred financing fees, and $0.6 million of which was related to IO loans. The interest expense on IO loans is a pass-through expense that has an offsetting interest income within Other Income (Expense).

Interest expense for the twenty-six weeks ended June 28, 2020 was $19.6 million, $17.1 million of which was related to the Company’s credit facility and other long-term debt, $1.3 million of which was related to amortization of deferred financing fees, and $1.2 million of which was related to IO loans. Interest expense for the twenty-six weeks ended June 30, 2019 was $25.4 million, $23.5 million of which was related to the Company’s credit facility and other long-term debt, $1.0 million of which was related to amortization of deferred financing fees, and $0.9 million of which was related to IO loans. The interest expense on IO loans is a pass-through expense that has an offsetting interest income within Other Income (Expense).

9. DERIVATIVE FINANCIAL INSTRUMENTS AND PURCHASE COMMITMENTS

Derivative Financial Instruments

To reduce the effect of interest rate fluctuations, the Company entered into an interest rate swap contract on September 6, 2019, with an effective date of September 30, 2019, with a counter party to make a series of payments based on a fixed interest rate of 1.339% and receive a series of payments based on the greater of LIBOR or 0.00%. Both the fixed and floating payment streams are based on a notional amount of $250 million. The Company entered into this transaction to reduce its exposure to changes in cash flows associated with its variable rate debt and has designated this derivative as a cash flow hedge. At June 28, 2020, the effective fixed interest rate on the long-term debt hedged by this contract was 4.2%. For further treatment of the Company’s interest rate swap, refer to “Note 10. Fair Value Measurements” and “Note 13. Accumulated Other Comprehensive (Loss) Income.”

Purchase Commitments

Additionally, the Company has outstanding purchase commitments for specific quantities at fixed prices for certain key ingredients to economically hedge commodity input prices. These purchase commitments totaled $76.1 million as of June 28, 2020.  The Company has recorded purchase commitment losses totaling $0.7 million for the fiscal quarter ended June 28, 2020 and $1.0 million for the twenty-six weeks ended June 28, 2020. The Company has recorded purchase commitment losses totaling $0.0 million for the fiscal quarter ended June 30, 2019 and $0.4 million for the twenty-six weeks ended June 30, 2019. These outstanding purchase commitments generally do not exceed two years.

Utz Brands Holdings, LLC and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

10. FAIR VALUE MEASUREMENTS

The Company follows the guidance relating to fair value measurements and disclosures with respect to financial assets and liabilities that are re-measured and reported at fair value each reporting period, and with respect to non-financial assets and liabilities that are not required to be measured at fair value on a recurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to the valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I) and the lowest priority to unobservable pricing inputs (Level III). A financial asset or liability’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are described below:

Level I - Valuations are based on unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities;

Level II - Valuations are based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active. Financial asset or liabilities which are included in this category are securities where all significant inputs are observable, either directly or indirectly; and

Level III - Prices or valuations that are unobservable and where there is little, if any, market activity for these financial assets or liabilities. The inputs into the determination of fair value inputs for these investments require significant management judgment or estimation. The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors. To the extent that valuation is based on inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.

The fair values of the Company’s Level 2 derivative instruments were determined using valuation models that use market observable inputs including interest rate curves and both forward and spot prices for commodities. Derivative assets and liabilities included in Level 2 primarily represent commodity and interest rate swap contracts.

The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis based upon the level within the fair value hierarchy in which the fair value measurements fall, as of June 28, 2020:

(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$9,971	$-	$-	$9,971
Total assets	$9,971	$-	$-	$9,971
Liabilities

Commodity contracts	$-	$1,490	$-	$1,490
Interest rate swaps	-	6,759		6,759
Debt	-	638,155	-	638,155
Total liabilities	$-	$646,404	$-	$646,404

The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis based upon the level within the fair value hierarchy in which the fair value measurements fall, as of December 29, 2019:

Utz Brands Holdings, LLC and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$15,053	$-	$-	$15,053
Interest rate swaps	-	1,486	-	1,486
Total assets	$15,053	$1,486	$-	$16,539
Liabilities
Commodity contracts	$-	$494	$-	$494
Debt	-	640,125	-	640,125
Total liabilities	$-	$640,619	$-	$640,619

11. LONG TERM INCENTIVE PLAN

On February 27, 2018, the Company established the Utz Quality Foods, LLC 2018 Long-Term Incentive Plan (“2018 LTIP”). The purpose of the 2018 LTIP is to provide the Company with a means of attracting and retaining highly qualified employees and aligning the interests of those employees with the financial success of the Company. During 2018, the Company granted certain Phantom Units to its employees to reward them based on future appreciation in the equity value of the Company. The Phantom Units generally vest 40% on December 31, 2018 and 20% on each subsequent December 31 through December 31, 2021. Upon a change of control event, all of the unvested Phantom Units will vest immediately. The amounts vested under the 2018 LTIP will settle upon the earlier of a change of control event or December 31, 2021. The Company has recorded a reserve for the estimated fair value of vested Phantom Units of $16.3 million as of June 28, 2020 and $14.4 million as of December 29, 2019. The 2018 LTIP liability is included in non-current accrued expenses and other on the consolidated balance sheets.

12. CONTINGENCIES

Litigation Matters

The Company is involved in litigation and other matters incidental to the conduct of its business, the results of which, in the opinion of management, are not likely to be material to the Company’s financial condition, results of operations or cash flows.

Tax Matters

The Company received an assessment from the Commonwealth of Pennsylvania pursuant to a sales and use tax audit for the period from January 1, 2014 through December 31, 2016. As of June 28, 2020 and December 29, 2019, the Company had a reserve of $1.3 million, to cover the assessment.

Guarantees

The Company partially guarantees loans made to IOs by Cadence Bank for the purchase of routes. The outstanding balance of loans guaranteed was $4.6 million and $5.1 million at June 28, 2020 and December 29, 2019, respectively, all of which was recorded by the Company as an off balance sheet arrangement. The maximum amount of future payments the Company could be required to make under the guarantees equates to 25% of the outstanding loan balance up to $2.0 million. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.

Utz Brands Holdings, LLC and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company partially guarantees loans made to IOs by Bank of America for the purchase of routes. The outstanding balance of loans guaranteed that were issued by Bank of America was $2.9 million and $0.7 million at June 28, 2020 and December 29, 2019, respectively, which are off balance sheet. As discussed in “Note 8. Long-Term Debt”, the Company also sold notes receivable on its books to Bank of America during fiscal 2019, which the Company partially guarantees. The outstanding balance of notes purchased by Bank of America at June 28, 2020 and December 29, 2019 was $20.6 million and $25.1 million, respectively. Due to the structure of the transaction, the sale did not qualify for sale accounting treatment, as such the Company records the notes payable obligation owed by the IOs to the financial institution on its books; the corresponding note receivable also remained on the Company’s books. The maximum amount of future payments the Company could be required to make under these guarantees equates to 25% of the outstanding loan balance on the first day of each calendar year plus 25% of the amount of any new loans issued during such calendar year. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.

The Company guarantees loans made to IOs by M&T Bank for the purchase of routes. The agreement with M&T Bank was amended in January 2020 so that the Company guaranteed up to 25% of the greater of the aggregate principal amount of loans outstanding on the payment date or January 1st of the subject year. The outstanding balance of loans guaranteed was $7.7 million and $8.6 million at June 28, 2020 and December 29, 2019, respectively, all of which was on balance sheet. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.

Unclaimed Property

The Company was notified in September 2016 that several states requested an audit of the Company’s unclaimed property practices. The states initiating the audit include Connecticut, Idaho, Maryland, Massachusetts, New Hampshire, New York, South Dakota, and Tennessee but was later expanded to include a total of 22 states. The audit is limited to UQF and does not include any other legal entities. The audit consists of three components including accounts payable, payroll, and accounts receivable customer over-payments. The Company estimates that the potential liability for the accounts payable and payroll components is approximately $0.2 million, which has been included in the other accrued expenses section of the balance sheet as of June 28, 2020 and December 29, 2019. As of the date of these financial statements, the Company is not able to reasonably estimate the potential liability for the accounts receivable customer over-payments.

13. ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

Total accumulated other comprehensive (loss) income was ($6.5) million as of June 28, 2020 and $1.4 million as of December 29, 2019. Total accumulated other comprehensive (loss) income consists solely of unrealized gains (losses) from the Company’s derivative financial instruments accounted for as cash flow hedges.

During the period ended June 28, 2020, changes to the balance in accumulated other comprehensive (loss) income were as follows:

(in thousands)	Gains/(Losses) on Cash Flow Hedges
Balance as of December 29, 2019	$1,408
Unrealized loss on cash flow hedges	(7,208)
Balance as of March 29, 2020	(5,800)
Unrealized loss on cash flow hedges	(709)
Balance as of June 28, 2020	$(6,509)

Utz Brands Holdings, LLC and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

14. SUPPLEMENTARY CASH FLOW INFORMATION

Cash paid for interest was $19.1 million and $27.4 million for the twenty-six weeks ended June 28, 2020, and June 30, 2019, respectively. Refunds related to income related taxes were $0.2 million. Payments made for income-related taxes were $1.8 million for the twenty-six weeks ended June 30, 2019.

15. INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. The Company’s effective tax rates for the thirteen and twenty-six weeks ended June 28, 2020 was an expense of 15.16% and 24.18%, respectively, compared to an expense of 32.26% and 85.40% for the thirteen and twenty-six weeks ended June 30, 2019. The thirteen and twenty-six weeks ended June 28, 2020 effective rates differ from the federal statutory rate of 21% primarily due to the impact of partnerships that are not taxed at the Company level and state taxes.

	Thirteen Weeks Ended June 28, 2020			Twenty-six Weeks Ended June 28, 2020
	Pretax Income(Loss)	Tax Expense	Effective Tax Rate	Pretax Income(Loss)	Tax Expense	Effective Tax Rate
Corporate Entities	$5,318	$1,171	22.02%	$10,587	$2,629	24.83%

Nontaxable Partnerships	2,405	-	0.00%	286	-	0.00%

Total	$7,723	$1,171	15.16%	$10,873	$2,629	24.18%

	Thirteen Weeks Ended June 30, 2019			Twenty-six Weeks Ended June 30, 2019
	Pretax Income(Loss)	Tax Expense	Effective Tax Rate	Pretax Income(Loss)	Tax Expense	Effective Tax Rate
Corporate Entities	$5,341	$1,389	26.01%	$6,784	$1,766	26.03%

Nontaxable Partnerships	(1,035)	-	0.00%	(4,716)	-	0.00%

Total	$4,306	$1,389	32.26%	$2,068	$1,766	85.40%

The Company files federal and state tax returns. These returns are generally open to examination by the relevant tax authorities from three to four years from the date they are filed, although there is variation by jurisdiction. The tax filings relating to the Company's US federal tax returns are currently open to examination for years beginning in 2016 and state tax returns are open to examination for tax years beginning in 2015.

Upon audit, tax authorities may challenge all or part of a tax position. The Company regularly assesses the outcome of potential examination in each tax jurisdictions and does not expect to record any material changes during 2020 to the balance of unrecognized tax benefits of $0 reported at December 29, 2019.

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted on March 27, 2020. The CARES Act is an approximately $2 trillion emergency economic stimulus package in response to the Coronavirus outbreak, which among other things contains numerous income tax provisions. Some of these tax provisions are effective retroactively for years ending before the date of enactment. The Company is currently evaluating the impact of the CARES Act on its consolidated financial position, results of operations, and cash flows, but we do not expect that it will have a material impact on our accounting for income taxes due to our status as predominantly a pass-through entity for income tax purposes.

Utz Brands Holdings, LLC and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

16. VARIABLE INTEREST ENTITIES

Prior to the merger of SRS and UQF described in “Note 1. Operations and Summary of Significant Accounting Policies”, UQF held a variable interest in SRS a commonly controlled entity, for which UQF is the primary beneficiary since UQF had the power to direct the activities of SRS and the obligation to absorb losses and the right to receive benefits. UQF leased properties owned by SRS. The acquisitions of these properties were funded by UQF through notes receivable. As the primary beneficiary of this variable interest entity, the assets, liabilities and results of operations are included in UQF’s consolidated financial statements. The equity holders’ interests were reflected in “Net income attributable to noncontrolling interest” in the consolidated statements of operations and comprehensive income (loss) and “Noncontrolling interest” in the consolidated balance sheets. The total amount of lease expense/income between SRS and UQF for the thirteen and twenty-six weeks ended June 30, 2019 was $1.1 million and $2.2 million, respectively, which was eliminated in consolidation. When SRS merged with UQF, UQF assumed all assets and liabilities of SRS and any notes receivable or payable between the two companies were relieved.

17. BUSINESS RISK

The novel coronavirus, or COVID-19, outbreak began to impact consumption, distribution and production of the Company’s products in March 2020. The Company is taking necessary preventive actions and implementing additional measures to protect its employees who are working on site. The Company continues to experience higher demand for its products versus the prior year, and we are servicing that demand by increasing production and distribution activities. Generally, producers of food products, including salty snacks, have been deemed “essential industries” by federal, state, and local governments and are exempt from certain COVID-19-related restrictions on business operations. The Company’s strategic manufacturing capabilities and DSD distribution network have allowed it to effectively service increases in demand and be responsive to evolving market dynamics driven by changes in consumer behavior. The Company continues to monitor customer and consumer demands, and intends to adapt its plans as needed to continue to meet these demands. The event is still ongoing, and the Company is in the process of evaluating the financial impact.

18. AGREEMENT WITH COLLIER CREEK HOLDINGS

On June 5, 2020, the Company, Collier Creek Holdings (“Collier Creek” or following the Domestication (as defined below), “PubCo”), Series U and Series R (collectively, the “Sellers”) entered into a definitive Business Combination Agreement (the “Business Combination Agreement”). The Business Combination Agreement provides for the consummation of the following transactions (collectively, the “Business Combination”): (a) Collier Creek will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which Collier Creek will change its name to “Utz Brands, Inc.”; (b) the Sellers will amend and restate the Company’s limited liability company agreement (the “Company A&R LLCA”) to, among other things, increase the capitalization of the Company to permit the issuance and ownership of interests in the Company as contemplated by the Business Combination Agreement and admit PubCo as the managing member of the Company; (c) PubCo will acquire certain equity interests of the Company (i) from the Company, which proceeds will be used to pay transaction expenses and reduce existing indebtedness and (ii) from the Sellers as well as certain equity interests of equityholders of the Sellers (which will be immediately redeemed at the closing of the Business Combination by the Sellers for additional equity interests of the Company), in exchange for a combination of cash consideration and shares of newly issued Class V common stock, par value $0.0001 per share, of PubCo, which will have no economic value, but will entitle the Sellers to one vote per issued share and will be issued on a one-for-one basis for each membership unit in the Company (each, a “Common Company Unit”) retained by the Sellers following the Business Combination.

Utz Brands Holdings, LLC and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

19. SUBSEQUENT EVENTS

On August 28, 2020, Collier Creek consummated the Business Combination pursuant to the Business Combination Agreement described in “Note 18. Agreement with Collier Creek Holdings”.

On August 28, 2020, PubCo and the Sellers entered into the Tax Receivable Agreement, pursuant to which PubCo will be required to pay to the Sellers or exchanging holders of Common Company Units, as applicable, 85% of the tax savings that PubCo realizes as a result of increases in tax basis in Utz’s assets as a result of the sale of limited liability company units of the Company for the certain cash consideration in connection with the consummation of the transactions contemplated by the Business Combination Agreement, the purchase and redemption of the common units and preferred units in Series U and Series R and the future exchange of limited liability company units of the Company for shares of Class A Common Stock of PubCo (or cash) pursuant to Company A&R LLCA and certain other tax attributes of the Company and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless PubCo exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration rights occur.

In connection with the closing of the Business Combination, the Company repaid $240.4 million of its term debt, $128.8 million of such amount was applied to pay down the Secured First Lien Note and outstanding interest under the terms of the Note Purchase Agreement and fund the 2.0% prepayment penalty (approximately $3 million) due on the Secured First Lien Note, and $111.6 million was used to pay down the First Lien Term Loan under the terms of the First Lien Term Loan Credit Agreement. No material modifications to the terms of Utz remaining term debt occurred as part of the Closing of the Business Combination.

In connection with the Business Combination and immediately prior to the Closing, the Company and PubCo amended and restated the 2018 LTIP such that it became the 2020 Long-Term Incentive Plan (the “2020 LTIP”), a sub-plan under the 2020 Omnibus Equity Incentive Plan, among other changes. Each participant in the 2018 LTIP elected to convert his or her Phantom Units subject to his or her 2018 LTIP award into restricted stock units under the 2020 LTIP (the “2020 LTIP RSUs”), with each restricted stock unit representing an unfunded, unsecured promise by PubCo to pay a participant one share of Class A Common Stock. Subject to the occurrence of certain forfeiture events, each of the 2020 LTIP RSUs is vested in full. Upon settlement of the 2020 LTIP RSUs, PubCo will issue an aggregate of 1,479,445 shares of Class A Common Stock.